EXHIBIT 11-2




                          NAC RE CORP. AND SUBSIDIARIES
                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)


Fully Diluted Earnings Per Share of Common Stock and Common Stock Equivalents
- -----------------------------------------------------------------------------





                                                          Three months ended
                                                               March 31,
                                                      -----------------------
                                                         1996        1995
                                                      ----------   ----------


Net income applicable to Common Stock                   $20,772       $11,375

After-tax add back of convertible debenture
     interest and amortization                              876           876
                                                     ----------    ----------

Adjusted net income                                     $21,648       $12,251
                                                     ==========    ==========

Average number of common shares outstanding          19,210,507    17,524,852


Add:
  Assumed exercise of dilutive stock options (1)        351,363       372,852

  Assumed conversion of convertible  debentures (2)   2,020,202     2,020,202
                                                     ----------    ----------

Common stock and common stock
  equivalents outstanding                            21,582,072    19,917,906
                                                     ==========    ==========

Fully diluted earnings per share                          $1.00         $0.62
                                                     ==========    ==========


(1) Computed utilizing the higher of ending or average market price of the Common Stock for the period.

(2) Reflects the assumed conversion of the Company's 5.25% Convertible Subordinated Debentures due 2002.

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